Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125581

Prospectus Supplement No. 14 dated October 30, 2007
(to Prospectus dated December 9, 2005)

17,000,000 SHARES
CURRENCYSHARESSM EURO TRUST

        This Prospectus Supplement No. 14 amends and supplements our prospectus dated December 9, 2005 (the “Prospectus”). This Prospectus Supplement No. 14 should be read in conjunction with, and must be delivered with, Prospectus Supplement No. 7 dated January 29, 2007 (“Prospectus Supplement No. 7”), Prospectus Supplement No. 11 dated March 19, 2007 (“Prospectus Supplement No. 11”), Prospectus Supplement No. 12 dated June 14, 2007 (“Prospectus Supplement No. 12”) and Prospectus Supplement No. 13 dated September 14, 2007 (with Prospectus Supplement No. 7, Prospectus Supplement No. 11, Prospectus Supplement No. 12 and this Prospectus Supplement No. 14, the “Prospectus Supplements”).

        In connection with an initiative by NYSE Group, Inc. to transition all exchange-traded funds listed on the New York Stock Exchange (the “NYSE”) to NYSE Arca, the Euro CurrencyShares ceased trading on the NYSE on October 29, 2007 and began trading on NYSE Arca on October 30, 2007. Consequently, all references in the Prospectus to “the New York Stock Exchange” and “NYSE” which relate to the trading of Euro CurrencyShares on or after October 30, 2007 are amended to read “NYSE Arca.”

        Under the heading “Creation and Redemption of Shares” of the Prospectus on page 31, the first full paragraph, third sentence states “As of October 26, 2006, Bear Hunter Structured Products LLC, Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co., Goldman Sachs Execution & Clearing, L.P., Lehman Brothers, Inc. and Merrill Lynch Professional Clearing Corp. has each signed a Participant Agreement, and, upon the effectiveness of its Participant Agreement, each may create and redeem Baskets.”

        This sentence is hereby replaced with the following sentence: “As of October 30, 2007, Bear Hunter Structured Products LLC, Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co., Goldman Sachs Execution & Clearing, L.P., Intrade LLC, Lehman Brothers, Inc., Merrill Lynch Professional Clearing Corp. and Timber Hill LLC have each signed a Participant Agreement, and each of them, upon the effectiveness of its Participant Agreement, may create and redeem Baskets.”

        All other portions of the Prospectus, as amended by the Prospectus Supplements, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is October 30, 2007